Opexa Therapeutics Reports First Quarter 2017 Financial Results and Provides Corporate Update

THE WOODLANDS, Texas (May 12, 2017) - Opexa Therapeutics, Inc. (NASDAQ: OPXA), a biopharmaceutical company developing personalized immunotherapies for autoimmune disorders, today reported financial results for the quarter ended March 31, 2017, and provided an update on the Company’s recent corporate developments.

“The first quarter saw us continuing with our analysis and progress of identifying and advancing on strategic options for the Company, following the announcement last quarter of disappointing results from the Phase 2b clinical trial of our lead product candidate Tcelna (imilecleucel-T) in patients with secondary progressive multiple sclerosis (SPMS),” said Neil K. Warma, President and Chief Executive Officer of Opexa. “We have been focused on defining an appropriate path forward for the Company, as well as managing our cash during this process. As previously reported, Opexa was able to eliminate the liabilities for the ongoing operation of its facility and equipment by assigning the facility and equipment leases to KBI Biopharma in the first quarter.”

Corporate Activities

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On February 1, 2017, Opexa entered into an assignment and assumption of lease with KBI Biopharma, Inc. for Opexa’s 10,200 square foot corporate headquarters facility located in The Woodlands, Texas, and a related assignment of a lease on a major piece of equipment. Opexa also sold certain furniture, fixtures and equipment, as well as its laboratory supplies, located at its corporate headquarters to KBI for a lump sum cash consideration.

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On January 31, 2017, Opexa implemented a reduction of its workforce by terminating the employment of seven full-time employees, incurring costs of approximately $219,000 associated with this workforce reduction.

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In addition to assessing strategic options, the Company is conducting a review of its research and development programs other than Tcelna, including its preclinical program for OPX-212 for the treatment of neuromyelitis optica (NMO), to assess the viability of continuing to pursue one or more of these programs.

Financial Results for the Quarter Ended March 31, 2017

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Cash position: Cash and cash equivalents were $2,822,677 as of March 31, 2017, compared to $3,444,952 as of December 31, 2016.

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R & D Expense: Research and development expenses were $206,024 for the three months ended March 31, 2017, compared with $1,829,062 for the three months ended March 31, 2016. The decrease in expenses is primarily due to cost reductions in connection with the winding down of the clinical trial of Tcelna in SPMS, including our site expenses as well as additional expense reduction due to a pause in NMO study development cost. Additionally, expenses were further reduced due to the workforce reductions over the past year. The reduction in expense was slightly offset by the severance accrual for our former Chief Scientific Officer.

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G & A Expense: General and administrative expenses were $719,869 for the three months ended March 31, 2017, compared with $987,248 for the three months ended March 31, 2016. The decrease in expenses is primarily due to the workforce reduction over the past year as well as a reduction in rent and property taxes. These reductions were slightly offset by an increase in professional services and no reallocation of general and administrative expenses to research and development.

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Net loss: We had a net loss for the three months ended March 31, 2017 of $926,272, or $0.12 loss per share (basic and diluted), compared with a net loss of approximately $2.2 million or $0.31 loss per share (basic and diluted) for the three months ended March 31, 2016.

For additional information please see Opexa’s Quarterly Report on Form 10-Q filed today with the SEC.

For more information, visit the Opexa Therapeutics website at www.opexatherapeutics.com.

Cautionary Statement Relating to Forward-Looking Information for the Purpose of "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995

Statements contained in this news release, other than statements of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “expects,” “believes,” “may,” “intends,” “potential,” “should,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements do not constitute guarantees of future performance. Investors are cautioned that forward-looking statements, including without limitation statements regarding the continued development of Tcelna or NMO or any other drug candidate and the Company’s evaluation of its research and development programs, the Company’s evaluation of various strategic options or alternatives, the anticipated reduction in operating expenses and cash conservation benefits associated with recent workforce reductions, the elimination of future lease liabilities and the sufficiency of the Company’s resources, constitute forward-looking statements. These forward-looking statements are based upon the Company’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include without limitation risks and uncertainties associated with the Company’s ability to raise additional capital to continue any of its development programs and support its operations, whether the Company continues development of Tcelna, OPX-212 or any of its other research and development programs, the Company’s ability to reduce its operating expenses and conserve cash on a net basis as a result of recent workforce reductions and other cost-cutting measures that are implemented, the ability to obtain, maintain and protect intellectual property rights (including for Tcelna and OPX-212), as well as other risks associated with the process of discovering, developing and commercializing drug candidates that are safe and effective for use as human therapeutics. These and other risks are described in detail in the Company’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2016 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2017. All forward-looking statements contained in this report speak only as of the date on which they were first made by the Company, and the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after such date.

OPEXA THERAPEUTICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,

	2017	2016
Revenue:
Option revenue	$—	$726,291

Research and development	206,024	1,829,062
General and administrative	719,869	987,248
Depreciation and amortization	—	72,589
Operating loss	(925,893)	(2,162,608)
Interest income (expense), net	(846)	108
Other income (expense), net	467	2,106
Net loss	$(926,272)	$(2,160,394)

Basic and diluted loss per share	$(0.12)	$(0.31)

Weighted average shares outstanding - Basic and diluted	7,597,769	6,982,909

Selected Balance Sheet Data:
	March 31, 2017	December 31, 2016
Cash and cash equivalents	$2,822,677	$3,444,952

Other current assets	237,331	371,562
Fixed assets, net	--	50,000
Total assets	3,060,008	3,866,514
Total current liabilities	818,315	1,160,488
Total stockholders’ equity	2,241,693	2,706,026
Total liabilities and stockholders’ equity	$3,060,008	$3,866,514

Company Contact:

Neil K. Warma
President & CEO
Opexa Therapeutics, Inc.
nwarma@opexatherapetics.com

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